Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	R.D. Leslie
Vice President/Treasurer
Chief Financial Officer
(936) 637-5325

LUFKIN ANNOUNCES COURT DECISION REGARDING RACIAL DISCRIMINATION

LUFKIN, Texas (Jan. 18, 2005) — Lufkin Industries, Inc. (NASDAQ: LUFK) today announced that on January 13, 2005 the U.S. District Court for the Eastern District of Texas – Lufkin Division entered its decision finding that Lufkin discriminated against African-American employees when awarding initial assignments and promotions. The court also concluded that the discrimination resulted in a shortfall in income for those employees and ordered that Lufkin pay those employees back pay to remedy such shortfall, together with pre-judgment interest in the amount of 10%, compounded annually. The Company’s preliminary estimate is that the total amount of back pay that it would be required to pay to the class of affected employees could total up to $6 million (including interest). In addition to back pay with interest, the Court (i) enjoined and ordered the Company to cease and desist all racially biased assignment and promotion practices, (ii) ordered the Company to pay court costs and (iii) agreed to consider a request for awarding plaintiffs’ attorneys’ fees against the Company.

The case arose from a lawsuit originally filed in 1997 by Sylvester McClain and others against the Company for employment discrimination. The plaintiffs’ claims were certified as a class action in 1999. The case was closed from 2001-2003 while the parties unsuccessfully attempted mediation. The only claims made at trial were those of discrimination in initial assignments, promotions and compensation.

Lufkin is disappointed with the Court’s conclusions and decisions, and believes them to be contrary to the evidence and the law. The Company has reviewed this decision with its outside counsel and intends to appeal the decision to the United States Court of Appeals for the Fifth Circuit. The Company believes that after a full and fair review by the appeals court of the evidence, the Court of Appeals will determine that the plaintiffs have not established their claims of discrimination by the Company against the plaintiffs and will enter a decision to that effect and will dismiss the case against Lufkin. If the District Court’s decision is reversed and remanded for a new trial, Lufkin will vigorously defend itself on retrial.

While the ultimate outcome and impact of these claims against Lufkin cannot be predicted with certainty, Lufkin believes that the resolutions of these proceedings will not have a material adverse effect on its consolidated financial position. However, should the Company be unsuccessful in its appeal, the final determination could have a material impact on the Company’s reported earnings and cash flows in a future reporting period.

Lufkin is proud of its record in providing equal employment opportunity to all persons regardless of race. The Company appreciates the support we have received from our employees and the community and look forward to the ultimate dismissal of these allegations against Lufkin.

Lufkin Industries, Inc. sells and services oil field pumping units, power transmission products, foundry castings and highway trailers throughout the world. The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

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Lufkin Industries, Inc. t 601 South Raguet t Lufkin, Texas 75902 t (936) 634-2211

Lufkin Announces Court Decision Regarding Racial Discrimination

Jan. 18, 2005

This release may contain certain forward-looking statements, including by way of illustration and not of limitation, statements relating to the ultimate outcome of pending litigation and the impact on the Company’s financial position and liquidity of the ultimate resolution of such pending litigation. The Company strongly encourages readers to note that some or all of the assumptions, upon which such forward-looking statements are based, are beyond the Company’s ability to control or estimate precisely and may in some cases be subject to rapid and material changes.

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